Exhibit 99.1

Federated National Holding Company Discusses 2012 Notice of Assessment

SUNRISE, Fla., Nov. 27, 2012 (GLOBE NEWSWIRE) -- On November 21, 2012, Federated National Insurance Company ("FNIC"), a wholly owned subsidiary of Federated National Holding Company (Nasdaq:FNHC), received a Notice of 2012 Assessment from the Florida Insurance Guaranty Association, Inc. ("FIGA"). All admitted carriers in Florida that transact the statutorily covered lines of business are required to become members of FIGA, which was formed to provide a mechanism for the payment of covered claims in the event of the insolvency of an insurer. The assessment, which was approved by the Florida Office of Insurance Regulation (the "Florida OIR"), is equal to 0.9% of each insurer's net direct written premiums for the 2011 calendar year from categories of insurance in FIGA's "All Other Account" (primarily property and liability lines of business, except automobile).

FNIC's share of this assessment will result in a pre-tax charge to operations of $813,759 in the fourth quarter of 2012, although FNIC plans to make a rate filing to enable FNIC to recover the amount of the assessment from its policyholders as permitted by law.

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "The notice indicated that the assessment is primarily the result of the November 2011 liquidations of Homewise Preferred Insurance Company (liabilities estimated at $100 million) and Homewise Insurance Company (liabilities estimated at $47 million).  This liquidation transferred over 750 sinkhole claims to FIGA.  Our share of this assessment is $813,759, which is based on Federated National's 2011 net direct written premium of $90,417,649.  We plan to immediately submit a rate filing to the Florida OIR, which, if approved, will enable us to recoup, as income, this assessment from our policyholders over the next 18 months.  Based on generally accepted accounting principles, this assessment will be fully expensed in the fourth quarter of 2012. The 2012 assessment and accounting treatment of the assessment will impact all insurance companies that transacted in the applicable lines of business in the State of Florida in 2011. While this is disappointing in the short term, our continued focus on writing sustainable quality business and controlling expenses has put us in a position to absorb this assessment and still maintain acceptable underwriting ratios and surplus growth during 2012."

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile, inland marine, workers' compensation and personal umbrella insurance. The Company is an admitted carrier for these lines in the state of Florida. The Company is also licensed as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas to offer coverage for more than 300 classes of commercial general liability business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offers the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products, or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; risks related to the nature of the Company's business; the adequacy of its liability for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophe losses; changes in loss trends; court decisions and trends in litigation, ability to obtain regulatory approval applications for requested rate increases or to underwrite in additional jurisdictions, and the timing thereof; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company